As filed with the Securities and Exchange Commission on October 8, 1999
                                                    Registration No. 333-31229


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 ---------------
                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                        COLLAGENEX PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

                               41 University Drive
     Delaware              Newtown, Pennsylvania 18940            52-1758016
--------------------     -------------------------------     -------------------
(State or Other               (Address of Principal          (I.R.S. Employer
Jurisdiction of                 Executive Offices)           Identification No.)
Incorporation or                   (Zip Code)
Organization)

                       1992 Stock Option Plan, as amended
                                 1996 Stock Plan
            1996 Non-Employee Director Stock Option Plan, as amended
                              May/June 1996 Options
                              January 1999 Options
--------------------------------------------------------------------------------
                            (Full Title of the Plans)

                            Brian M. Gallagher, Ph.D.
                      President and Chief Executive Officer
                        CollaGenex Pharmaceuticals, Inc.
                               41 University Drive
                           Newtown, Pennsylvania 18940
--------------------------------------------------------------------------------
                              (Name and Address of
                               Agent for Service)

                                 (215) 579-7388
--------------------------------------------------------------------------------
                     (Telephone Number, Including Area Code,
                              of Agent For Service)

                                    Copy To:

                           Richard S. Mattessich, Esq.
                   Buchanan Ingersoll Professional Corporation
                              500 College Road East
                               Princeton, NJ 08540
                                 (609) 987-6800

                         CALCULATION OF REGISTRATION FEE


====================================================================================================================
                                                                           Proposed
                                                                            Maximum         Proposed
                                                              Amount       Offering          Maximum      Amount Of
         Title Of Securities                                   To Be         Price          Aggregate    Registration
          To Be Registered                                 Registered(1)   Per Share     Offering Price     Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share:

   Shares to be issued pursuant to prior option
       grants under the 1996 Stock Plan..............         170,000     $  9.71(2)     $  1,650,700(2)    $   459.

   Shares to be issued pursuant to future option
     grants under the 1996 Stock Plan................         750,000     $ 18.10(3)     $ 13,575,000(3)    $ 3,774.

   Shares to be issued pursuant to prior option
     grants under the 1996 Non-Employee Director
     Stock Option Plan...............................         200,000     $ 10.35(4)     $  2,070,000(4)    $   576.

   Shares issued pursuant to prior option grants
     under the May/June 1996 Options.................           7,125     $  2.00(5)     $     14,250(5)    $     4.

   Shares to be issued pursuant to prior option
     grants under the May/June 1996 Options..........           3,875     $  2.00(6)     $      7,750(6)    $     3.

   Shares to be issued pursuant to prior option
     grants under the January 1999 Options...........           7,500     $ 10.0625(7)   $     75,469(7)    $    21.
--------------------------------------------------------------------------------------------------------------------
       TOTAL.........................................       1,138,500                    $ 17,393,169       $ 4,837.



----------

(1) For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been divided among six (6) subtotals.

(2) Pursuant to Rule 457(h), these prices are calculated based on a weighted average exercise price of $9.71 per share covering 170,000 shares subject to stock options granted under the 1996 Stock Plan.

(3) Pursuant to Rule 457(h) and Rule 457(c), these prices are estimated solely for the purpose of calculating the registration fee and are based upon the average of the bid and asked prices of the Company's Common Stock on the Nasdaq National Market on October 6, 1999.

(4) Pursuant to Rule 457(h), these prices are calculated based on a weighted average exercise price of $10.35 per share covering 200,000 shares subject to stock options granted under the 1996 Non-Employee Director Stock Option Plan.

(5) Pursuant to Rule 457(h), these prices are calculated based on a weighted average exercise price of $2.00 per share covering 7,125 shares subject to stock options granted under the May/June 1996 Options.

(6) Pursuant to Rule 457(h), these prices are calculated based on a weighted average exercise price of $2.00 per share covering 3,875 shares subject to stock options granted under the May/June 1996 Options.

(7) Pursuant to Rule 457(h), these prices are calculated based on a weighted average exercise price of $10.0625 per share covering 7,500 shares subject to stock options granted under the January 1999 Options.

      Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares as may be issued as a result of the anti-dilution provisions of the 1996 Stock Plan, the 1996 Non-Employee Director Stock Option Plan, the May/June 1996 Options and the January 1999 Options.

                                 ---------------

                                EXPLANATORY NOTE

      This Registration Statement contains two parts:

      The first part contains a Reoffer Prospectus (the "Prospectus") prepared in accordance with the requirements of Part I of Form S-3. The Prospectus covers reoffers and resales of shares of common stock, $.01 par value per share (the "Common Stock"), of CollaGenex Pharmaceuticals, Inc. ("CollaGenex") or (the "Company") by certain affiliates of the Company (370,000 shares) and those non-affiliates of the Company who have exercised previously granted stock options prior to the registration of the shares underlying such stock options (7,125 shares). All such individuals are listed on the Selling Shareholder table herein.

      The second part contains an amendment to CollaGenex's Form S-8 with respect to an additional 750,000 shares of Common Stock authorized for issuance upon the exercise of options to be granted pursuant to the 1996 Stock Plan, 3,875 shares of Common Stock authorized for issuance upon the exercise of the May/June 1996 Options and 7,500 shares of Common Stock authorized for issuance upon the exercise of the January 1999 Options. Such amendment is made for the exercise of options by non-affiliates. CollaGenex initially filed a Registration Statement on Form S-8 (Registration Statement No. 333-31229) with the Securities and Exchange Commission on July 14, 1997 with respect to its 1992 Stock Option Plan, the 1996 Stock Plan and the 1996 Non-Employee Director Stock Option Plan.

                                   PROSPECTUS


                  S-3 Reoffer Prospectus dated October 8, 1999

                        COLLAGENEX PHARMACEUTICALS, INC.

                         377,125 Shares of Common Stock
                  Issued or Issuable under the 1996 Stock Plan,
                the 1996 Non-Employee Director Stock Option Plan,
                and certain May/June 1996 Stock Option Agreements


      This Prospectus relates to the public resale, from time to time, of an aggregate of 377,125 shares (the "Shares") of our Common Stock, $.01 par value (the "Common Stock") by certain shareholders identified below in the section entitled "The Selling Shareholders." These Shares have been or may be acquired upon the exercise of stock options granted pursuant to our 1996 Stock Plan, our 1996 Non-Employee Director Stock Option Plan and certain May/June 1996 Stock Option Agreements (the "Plans").

      We will not receive any of the proceeds from the sale by the Selling Shareholders of the Shares covered by this Prospectus.

      We have not entered into any underwriting arrangements in connection with the sale of Shares. The Shares may be sold from time to time by the Selling Shareholders or by permitted pledgees, donees, transferees or other permitted successors in interest and may be made on the Nasdaq National Market at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

      Our Common Stock is traded on the Nasdaq National Market under the symbol "CGPI." On October 6, 1999, the closing sale price of our Common Stock on the Nasdaq National Market was $17.9375 per share.

         INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is October 8, 1999.

                          PROSPECTUS TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Special Note Regarding Forward-Looking Information......................     3
CollaGenex Pharmaceuticals, Inc.........................................     3
Risk Factors............................................................     4
     Uncertainty of Market Acceptance of Periostat......................     4
     Dependence on Principal Product....................................     4
     Historical Losses..................................................     5
     Ability to Grow Internally.........................................     5
     Limited Marketing and Sales History; Dependence on Marketing            5
     Partners...........................................................
     Dependence on Patents, License and Proprietary Rights; Enforcement      5
     of Rights..........................................................
     Dependence on Suppliers and Manufacturers..........................     8
     Uncertainty of Third Party Reimbursement and Health Care Reform....     8
     Competition and Rapid Technology Change............................     9
     Uncertainty of New Product Development or Commercialization........     9
     Extensive Government Regulation....................................     9
     Dependence on Key Personnel........................................    10
     Product Liability..................................................    11
     Future Capital Needs...............................................    11
     Risks Associated with the Year 2000................................    11
     Anti-Takeover Effect of Certain Charter and By-Law Provisions and
        Delaware Law....................................................    12
     Control by Management and Existing Shareholders....................    13
Use of Proceeds.........................................................    14
The Selling Shareholders................................................    14
Plan of Distribution....................................................    18
Legal Matters...........................................................    19
Experts.................................................................    19
Information Incorporated by Reference...................................    19
Where You Can Find More Information.....................................    20
Indemnification of Directors and Officers...............................    21

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

      This Prospectus and the documents incorporated herein contain forward-looking statements. For this purpose, any statements contained herein or incorporated herein that are not statements of historical fact may be forward-looking statements. For example, the words "may," "will," "continue," "believes," "expects," "anticipates," "intends," "estimates," "should" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause CollaGenex's results to differ materially from those indicated by such forward-looking statements. These factors include those set forth below in the section entitled "Risk Factors." In particular, CollaGenex's business of selling, marketing and developing pharmaceutical products is subject to a number of significant risks, including risks relating to the implementation of CollaGenex's sales and marketing plans for Periostat, risks inherent in research and development activities, risks associated with conducting business in a highly regulated environment, risks relating to CollaGenex's Year 2000 compliance and the Year 2000 compliance of CollaGenex's vendors, suppliers, manufacturers, distributors, marketing partners and certain other parties and uncertainty relating to clinical trials of products under development. CollaGenex's success depends to a large degree upon the market acceptance of Periostat by periodontists, dental practitioners, other health care providers, patients and insurance companies. In addition, there can be no assurance that CollaGenex's product candidates (other than the FDA's approval of Periostat in the United States) will be approved by any regulatory authority for marketing in any jurisdiction or, if approved, that any such products will be successfully commercialized by CollaGenex. As a result of such risks and others expressed from time to time in CollaGenex's filings with the Securities and Exchange Commission (the "SEC"), CollaGenex's actual results may differ materially from the results discussed in or implied by the forward-looking statements contained herein.

                        COLLAGENEX PHARMACEUTICALS, INC.

      CollaGenex Pharmaceuticals, Inc. (the "Company"), is a specialty pharmaceutical company focused on providing innovative medical therapies to the dental market. The Company's first product, Periostat, is a prescription pharmaceutical capsule that was approved by the United States Food and Drug Administration (the "FDA") in September 1998 as an adjunct to scaling and root planing, the most prevalent therapy for periodontitis, to promote attachment level gain and to reduce pocket depth in patients with adult periodontitis. The Company is marketing Periostat to the dental community through its own professional dental pharmaceutical sales force of approximately 130 sales representatives and managers. This sales force also co-promotes Vioxx(R), a prescription non-steroidal anti-inflammatory drug developed by Merck & Co., Inc., and Denavir(R), a prescription cold sore medication developed by SmithKline Beecham. The Company is actively pursuing other prescription products to market to the dental community.

      We are a Delaware corporation. We were incorporated and began operations in 1992 under the name CollaGenex, Inc. and changed our name to CollaGenex Pharmaceuticals, Inc. in April 1996. Our principal executive offices are located at 41 University Drive, Newtown, Pennsylvania 18940, and our telephone number is
(215) 579-7388.

      In this Prospectus, the terms "CollaGenex," "the Company," "we," "us" and "our" includes CollaGenex Pharmaceuticals, Inc. and its subsidiaries.

                                  RISK FACTORS

      In addition to the other information in this Prospectus, you should carefully consider the following factors in evaluating whether to invest in the Shares. The risks and uncertainties described below are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, financial condition and results of operations.

      If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our Common Stock could decline and you may lose all or part of your investment.

      This Prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this Prospectus.

      UNCERTAINTY OF MARKET ACCEPTANCE OF PERIOSTAT. Our first product, Periostat(R), is a prescription pharmaceutical capsule that was approved by the United States Food and Drug Administration (the "FDA") in September 1998 as an adjunct to scaling and root planing, the most prevalent therapy for adult periodontitis, to promote attachment level gain and to reduce pocket depth in patients with adult periodontitis. Adult periodontitis, a chronic disease characterized by the progressive loss of attachment between the tooth and the gums due to chronic progressive connective tissue degradation, may result in tooth loss if untreated. Our growth and success will depend in large part on our ability to demonstrate to dental practitioners the effectiveness of Periostat for the treatment of periodontal disease. Further, our growth and success will depend on acceptance of Periostat by periodontists, dental practitioners, other health care providers, insurance companies, other third party payors and patients. We cannot assure you that dental practitioners, who have prescribed Periostat to their patients, will continue to prescribe Periostat in the future or whether a significant number of additional dental practitioners will prescribe Periostat to their patients. Even if Periostat gains broad long-term acceptance by dental practitioners, successful sales and distribution of Periostat will depend heavily on the availability of reimbursement from insurance companies and other third party payors. The rejection of Periostat by practitioners, patients or insurers would have a material adverse effect on our business, financial condition and results of operations.

      DEPENDENCE ON PRINCIPAL PRODUCT. Our future revenue and profitability depend on our ability to successfully market and sell Periostat. Although we plan to market complementary therapeutic products, whether developed internally or by others, we expect that most of our revenue for the foreseeable future will come from sales of Periostat. Our inability to gain market acceptance, successfully commercialize or obtain adequate reimbursement coverage from insurance companies and other third party payors for Periostat would have a material adverse effect on our business, financial condition and results of operations.

      HISTORICAL LOSSES. From our founding in 1992 through the commercial launch of Periostat in November, 1998, we had no revenue from sales of our own products. From November 1998 through June 30, 1999 aggregate product sales of Periostat were $8.7 million. During the first six months of 1999 we experienced a net loss of approximately $9.2 million. For 1998, we had a net loss of approximately $11.6 million. We also had a net loss of $8.6 million in 1997 and a net loss of $5.9 million in 1996. From inception through June 30, 1999, we have experienced an aggregate net loss of $47.2 million. Our losses have resulted primarily from the expenses associated with our pharmaceutical development program, clinical trials, the regulatory approval process associated with Periostat and sales and marketing activities relating to Periostat. We cannot guarantee that we will ever achieve significant revenues from product sales or profitable operations.

      ABILITY TO GROW INTERNALLY. From our inception to late 1998, we operated with a minimal number of employees. Substantially all pharmaceutical development activities, including clinical trials, have been contracted to independent contract research and other organizations. We have grown to 144 employees as of June 30, 1999, up from 134 employees and 14 employees at December 31, 1998 and December 31, 1997, respectively, due to the commercial introduction of Periostat. While learning to train and integrate a newly established and growing sales force, we will also need to successfully cultivate and manage our relationships with our marketing partners and other third party service providers. Expanding our business has placed a significant burden on the management team and operations. Our failure to manage this growth in our operations successfully could have a material adverse effect on our business, financial condition and results of operations.

      LIMITED MARKETING AND SALES HISTORY; DEPENDENCE ON MARKETING PARTNERS. Our Company has a limited history of marketing, distributing and selling pharmaceutical products in the dental market. We market and sell our products in the United States through a direct sales force and internationally in collaboration with marketing partners upon receipt of the requisite foreign regulatory approvals. In January 1999, we trained a sales force of approximately 125 sales representatives and managers and began to promote Periostat to the dental community. Further, we have entered into agreements to market Periostat in certain countries in Europe, North Africa and Canada, and we continue to evaluate partnering arrangements in countries outside the United States. We cannot be certain that we will be able to continue to recruit and retain sales and marketing personnel or that we will be able to successfully expand our sales and marketing efforts. Furthermore, we cannot control the resources our foreign partners devote to marketing, distribution and sales activities of Periostat nor can we ensure that these partners will perform their contractual obligations. A failure of our United States sales force to market Periostat or any other product successfully would have a material adverse effect on our business, financial condition and results of operations.

      DEPENDENCE ON PATENTS, LICENSE AND PROPRIETARY RIGHTS; ENFORCEMENT OF RIGHTS. Because of the substantial length of time and expense associated with bringing new products through development to the marketplace, the pharmaceutical industry places considerable importance on obtaining and maintaining patent and trade secret protection for new technologies, products and processes. Our success will depend in part on several factors, including, without limitation: our ability to obtain and maintain patent protection for our technologies, products and processes; our ability to preserve our trade secrets; and our ability to operate without infringing the proprietary rights of other parties both in the United States and in foreign countries.

      We depend on a license from the Research Foundation of the State University of New York at Stony Brook ("SUNY") for all of our core technology (the "SUNY License"). The SUNY License grants us an exclusive worldwide license to SUNY's interests in certain patents and patent applications to make and sell products employing tetracyclines that are designed or used to change a biological process. Nineteen United States patents held by SUNY and ten United States patent applications held by SUNY are licensed to us under the SUNY License. The patents licensed from SUNY expire between 2004 and 2017. Of those patents specifically related to Periostat, the first expires in 2004, and the second expires by the year 2007. Of the nineteen patents, one patent has been co-assigned to the University of Miami, Florida, one patent has been co-assigned to the Washington University, St. Louis, and one patent has been co-assigned to the Hospital for Joint Diseases. Of the ten patent applications, one patent application has been co-assigned to the Hospital for Joint Diseases, one patent application has been co-assigned to the University of Miami, Florida, one patent application has been co-assigned to the University of Rochester, and one patent application is co-owned by the University of Helsinki.

      The primary United States patent claims methods of using conventional tetracyclines to inhibit pathologically excessive collagenolytic activity (the "Primary Patent"), while a related United States patent claims methods of using tetracyclines which have no antibiotic activity (the "Secondary Patent"). SUNY did not apply in foreign countries for patents corresponding to the Primary Patent but has obtained patents that correspond to the Secondary Patent in Australia, Canada and certain European countries. A patent application corresponding to the Secondary Patent is pending in Japan. SUNY also has obtained patents in certain European countries, Canada and Japan and has pending patent applications in certain other foreign countries which correspond to its United States patents relating to methods of use of tetracyclines to reduce bone loss. Our rights under the SUNY License are subject to certain statutory rights of the United States government resulting from federal support of research activities at SUNY.

      If we do not obtain and maintain our patent protection we may face increased competition in the United States and in foreign countries. The SUNY License imposes various payment and reporting obligations on us. Our failure to comply with these requirements could result in the termination of such license. If the SUNY License is terminated, or if we do not obtain and maintain patent protection for our technologies, then our business, financial condition and results of operations could be materially adversely affected.

      One of the United States patents and one corresponding Japanese patent application licensed to us under the SUNY License are owned jointly by SUNY and a Japanese company. These patent rights, which expire in 2012, cover particular chemically modified tetracyclines (the "Jointly Owned CMTs") that were involved in research activities between SUNY and the Japanese company. The Japanese company may have exclusive rights to these Jointly Owned CMTs in Asia, Australia and New Zealand and may have a non-exclusive right to exploit these Jointly Owned CMTs in other territories. These Jointly Owned CMTs are not involved in

Periostat, but could in the future prove to be important for one or more of the other potential applications of our technology. If we do incorporate the Jointly Owned CMTs in any future product, we may not be able to market these products in Asia, Australia and New Zealand and could experience increased competition in other markets, including the United States, from the joint owner.

      Since patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific and patent literature tend to lag behind actual discoveries by several months, we cannot be certain that we were the first creator of inventions covered by pending patent applications or that we were the first to file patent applications for such inventions.

      In addition, we cannot guarantee, without limitation, that patent applications to which we hold rights will result in the issuance of patents; any patents issued or licensed to us will be free from challenge and that if challenged, that they would be held to be valid; any such patents will provide commercially significant protection to our technology, products and processes; others will not independently develop substantially equivalent proprietary information which is not covered by patents to which we own rights or obtain access to our know-how; or, others will not be issued patents that may prevent the sale of one or more of our products, or require licensing and the payment of significant fees or royalties by us to third parties in order to enable us to conduct our business.

      If any relevant claims of third-party patents are upheld as valid and enforceable, we could be prevented from selling our products or could be required to obtain licenses from the owners of such patents. We cannot guarantee that such licenses would be available or, even if available, would be on acceptable terms to us. If we fail to obtain these licenses such failure would have a material adverse effect on our business, financial condition and results of operations.

      Due to the general availability of generic tetracyclines for use as antibiotics, we could become involved in expensive infringement actions to enforce and/or protect our patents. Regardless of the outcome, the defense and prosecution of patent claims is expensive and time consuming and may distract our management from their other activities. Although federal law prohibits the promotion or marketing of pharmaceuticals for unauthorized uses, we cannot guarantee that practitioners will not prescribe or patients will not obtain generic forms of doxycycline and divide the tablets into smaller doses instead of obtaining a prescription for Periostat.

      Our success also depends upon know-how, unpatentable trade secrets, and the skills, knowledge and experience of our scientific and technical personnel. We require all employees to enter into confidentiality agreements that prohibit the disclosure of confidential information to third parties and require disclosure and assignment of rights to their ideas, developments, discoveries and inventions. In addition, we try to get such agreements from our consultants, advisors and research collaborators. We cannot guarantee that adequate protection will be provided for our trade secrets, know-how or other proprietary information if there is any unauthorized use or disclosure. We occasionally provide information and chemical compounds to research collaborators in academic institutions and request the collaborators to conduct tests in order to investigate certain properties of the compounds. We cannot guarantee that the academic institutions will not assert intellectual property rights in the results of the tests conducted by the research collaborators, or that the academic institutions will grant licenses under such intellectual property rights to us on acceptable terms or at all. If the assertion of intellectual property rights by an academic institution is substantiated, and the academic institution does not grant intellectual property rights to us, our business, financial condition and results of operations could be materially adversely affected.

      DEPENDENCE ON SUPPLIERS AND MANUFACTURERS. We rely on a single supplier, a Portuguese-based company, for doxycycline, the active ingredient in Periostat. There are relatively few alternative suppliers of doxycycline and this supplier produces the majority of the doxycycline used in the United States. We cannot guarantee that we will be able to procure a commercial quantity of doxycycline from our current supplier on an ongoing basis at a competitive price or, if necessary, that we could find a replacement supplier in a timely manner or with favorable pricing terms. Any interruption in the supply of doxycycline would have a material adverse effect on our business.

      We rely on a single third-party contract manufacturer to produce Periostat and we are currently working with another contract manufacturer on a tablet formulation for Periostat. We intend to contract with additional manufacturers for the commercial manufacture of Periostat; however, we cannot guarantee that we will be able to consummate additional manufacturing arrangements or maintain the terms of our current manufacturing arrangement. An inability to maintain our arrangements with our present manufacturer could result in delays in the supply of Periostat that would have a material adverse effect on our business, financial condition and results of operations. In addition, we believe that it could take up to one year to successfully transition to and integrate our operation with a new manufacturer. Our manufacturer of Periostat and our foreign supplier of doxycycline are subject to rigorous FDA regulatory requirements and the failure of either entity to comply with such requirements would have a material adverse effect on our business, financial condition and results of operations.

      UNCERTAINTY OF THIRD PARTY REIMBURSEMENT AND HEALTH CARE REFORM. Successful commercialization of Periostat or other pharmaceutical products that we may develop or market will depend, in part, upon the availability in both domestic and foreign markets of reimbursement or funding from third party health care payors such as government and private insurance plans, including dental managed care plans. As third party payors seek to contain their own costs, they may reduce reimbursement levels or decline reimbursement for new products. These actions may restrict our ability to realize an appropriate return on our pharmaceutical products. It is also uncertain what legislative proposals may be adopted relating to health care reimbursement or what actions may be taken in response to any health care reform proposals or legislation by federal, state or private payors of health care products and services. In addition, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to governmental control. A reduction in reimbursement levels by third party payors or regulations which effectively limit the reimbursement of our products would have a material adverse effect on our business, financial condition and results of operations.

      COMPETITION AND RAPID TECHNOLOGICAL CHANGE. Competition in the pharmaceutical industry is intense. Many pharmaceutical companies are engaged in research and development activities relating to disorders characterized by connective tissue destruction and may focus such efforts on periodontal disease. Many of these competitors have substantially greater financial, marketing, sales, distribution and technical resources than do we and have more experience in research and development, clinical trials, regulatory matters, manufacturing and marketing. Our technology may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of our competitors. The development of successfully competing products or commercialization of new products by our competitors could have a material adverse effect on our business, financial condition and results of operations.

      UNCERTAINTY OF NEW PRODUCT DEVELOPMENT OR COMMERCIALIZATION. We have several potential products for non-dental applications that are in various early stages of development that would require significant additional research and development, clinical trials and appropriate regulatory approval before any of these products may be commercialized. All of these proposed products are based upon our core technology, which is licensed from SUNY. We plan to develop and commercialize these non-dental products through collaborations and licensing arrangements with third parties who likely will be responsible for many aspects of pre-clinical testing and human clinical trials, the preparation and submission of applications for regulatory approval and the manufacturing of these products. We will, therefore, be dependent upon the expertise and resources of third parties to develop, commercialize and manufacture new products. We cannot guarantee the successful development of any new products based upon our core technology by third parties.

      EXTENSIVE GOVERNMENT REGULATION. We are subject to comprehensive regulation by the FDA in the United States and by comparable authorities in other countries. These national agencies and other federal, state, and local authorities regulate, among other things, the research and development, including preclinical and clinical testing, safety, effectiveness, approval, manufacturing, labeling, advertising, promotion, export, and marketing of our products. In the United States, the FDA regulates drug products under the Federal Food, Drug, and Cosmetic Act, and other laws.

      Drug products may not be marketed in the United States until they have received approval from the FDA. Other than Periostat, none of our products has been approved for marketing in the United States. The steps required before a drug product may be approved for marketing in the United States generally include: (i) preclinical laboratory and animal testing; (ii) the approval by the FDA of an investigational new drug application ("IND") for human clinical testing; (iii) human clinical trials to establish the efficacy of the drug and any additional human clinical trials needed to establish safety; (iv) the submission to the FDA of a New Drug Application ("NDA"); (v) FDA review of the NDA in order to determine, among other things, whether the drug is safe and effective for its intended use; and (vi) satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is made to assess compliance with Good Manufacturing Practices ("GMP").

      After NDA approval is obtained, an NDA holder is subject to numerous continuing requirements. For example, quality control and manufacturing must conform to complex and detailed GMP requirements. Also, an NDA holder is required to report certain adverse reactions to the FDA, and to comply with requirements concerning advertising, promotion and labeling of its products.

      Both before and after approval is obtained, violations of regulatory requirements or discovery of problems with the product may result in various adverse consequences, including the FDA's delay in approving or refusal to approve a product, recalls, withdrawal of an approved product from the market, and/or the imposition of civil or criminal sanctions. Also, new government requirements may be established that could affect drug products at any point, both before and after approval.

      The processes of obtaining drug approvals and maintaining continuing compliance with the Federal Food, Drug, and Cosmetic Act and regulations are time consuming and require the expenditure of substantial resources. We cannot assure you that approvals of our compounds under development will be granted on a timely basis, or at all, or that we will be in continuing compliance with applicable requirements. A delay in or a failure to obtain requisite government approvals, a failure to obtain approvals of the scope requested, or a failure to maintain continuing compliance with applicable requirements will delay or preclude us or our licensees or marketing partners from marketing products, or limit the commercial use of such products, and could have a material adverse effect on our business, financial condition and results of operations. Failure of our foreign supplier of the active ingredient used in the manufacture of our products or failure of our manufacturer of its finished dosage form products to comply with GMP regulations or other FDA regulatory requirements would have a material adverse effect on our business, financial condition and results of operations.

      The Drug Price Competition and Patent Term Restoration Act of 1984 provides for abbreviated approval requirements for generic drugs and exclusivity protection for certain innovative products that prevents FDA approval of generic versions for specific time periods, and patent extension for a certain period of time. Because Periostat is being treated by the FDA as an "antibiotic," such exclusivity protection is not available. Therefore, we must rely solely on any patent protection we may have with respect to Periostat . Also no patent term extension will be available for Periostat in its current form. In addition, we will be subject to certain user fees that the FDA is authorized to collect for reviewing NDAs and other marketing applications.

      We also will be subject to a variety of foreign regulatory regimes governing clinical trials and sales of our products. Our products have not been approved in any foreign country. Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must be obtained prior to the commencement of marketing of the product in those countries. The approval process varies from country to country, and other countries may also impose post-approval requirements.

      DEPENDENCE ON KEY PERSONNEL. We are highly dependent on our current management, scientific advisors and consultants and our success will depend in part on their continued service and our ability to identify, hire and retain additional qualified personnel in an intensely competitive market. We face intense competition in our recruiting activities and we cannot assure you that we will be able to attract and/or retain qualified personnel. The failure to attract and retain personnel could have a material adverse effect on our business, financial condition and results of operations. We do not maintain key person life insurance on any member of management.

      PRODUCT LIABILITY. Our business may be adversely affected by potential product liability risks inherent in the testing, manufacturing and marketing of Periostat and other products developed by or for us. We have $10.0 million in product liability insurance for Periostat. This insurance may not adequately protect us against product liability claims. A failure to maintain sufficient coverage or the failure to obtain indemnification from third parties for their respective liabilities may expose us to product liability claims and/or recalls that could have a material adverse effect on our business, financial condition and results of operations.

      FUTURE CAPITAL NEEDS. We have historically financed our operations through public offerings and private equity financings. Our capital requirements depend on numerous factors, including our ability to successfully commercialize Periostat, competing technological and market developments, our ability to enter into collaborative arrangements for the development, regulatory approval and commercialization of other products, and the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights. We anticipate that we may be required to raise additional capital over a period of several years in order to conduct our operations. Additional funding, if necessary, may not be available on favorable terms, if at all. If adequate funds are not available, we may be required to curtail operations significantly or to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates, products or potential markets.

      RISKS ASSOCIATED WITH THE YEAR 2000.

      Assessment
      ----------

      We believe our exposure to Year 2000 problems lies primarily in two areas:
(i) our own internal operating systems; and (ii) Year 2000 compliance by third parties with whom we have material relationships. We have completed an assessment of our principal internal systems. However, we are continuing to assess our Year 2000 exposure with respect to third parties. While the costs of these assessment efforts are not expected to be material to our financial condition or any year's results of operations, we cannot assure you that this will be the case.

      Internal Operating Systems
      --------------------------

      We believe that our principal internal systems are Year 2000 compliant. We recently installed upgraded versions of our internal accounting, management and financial reporting applications which the vendor has represented are Year 2000 compliant. Some of our non-critical applications, however, may not be Year 2000 compliant. We are currently conducting a program to identify and resolve any such exposure. Although the costs related to these efforts are not expected to be material to our business, financial condition or results of operations, we cannot assure you that this will be the case.

      Third-Party Relationships
      -------------------------

      We are conducting a program to identify and resolve Year 2000 exposure from third parties. We are presently conducting inquiries of our outside vendors, suppliers, manufacturers, distributors and marketing partners to assess their Year 2000 readiness. Any failure of third parties with whom we have material relationships to resolve Year 2000 problems in a timely manner could materially adversely affect our business, financial condition or results of operations.

      Risks of Our Year 2000 Issues
      -----------------------------

      We expect to identify and resolve all Year 2000 problems that could materially adversely affect our business, financial condition or results of operations. However, we believe that it is not possible to determine with complete certainty that all Year 2000 problems affecting us have been identified or will be corrected. Further, we cannot accurately predict how many failures related to the Year 2000 problem will occur or the severity, duration or financial consequences of such failures. As a result, we expect that we could possibly suffer the following consequences:

      o A significant number of operational inconveniences and inefficiencies for us and our customers that may divert our time and attention and financial and human resources from our ordinary business activities; and

      o A lesser number of serious system failures (whether our systems or those of our vendors, suppliers, manufacturers, distributors and marketing partners) that may require significant efforts by us, our customers or third parties to prevent or alleviate material business disruptions.

      Costs
      -----

      Other than time spent by our own personnel, to date we have not incurred any significant costs in identifying and remediating Year 2000 problems.

      Our Contingency Plans
      ---------------------

      We believe our plans for addressing the Year 2000 problem are adequate. We do not believe we will incur a material financial impact from system failures, or from the costs associated with assessing and addressing the risks of failure arising from the Year 2000 problem. Consequently, we do not intend to create a detailed contingency plan. In the event that we do not adequately identify and resolve our Year 2000 issues, the absence of a detailed contingency plan may materially adversely affect our business, financial condition and results of operations.

      ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BY-LAW PROVISIONS AND DELAWARE LAW. Anti-takeover provisions of Delaware law, our Certificate of Incorporation and our By-

Laws could make it more difficult for a third party to acquire control of us, even if such change would be beneficial to our stockholders. Our Certificate of Incorporation provides that our board of directors may issue preferred stock with superior rights and preferences without common stockholder approval. The issuance of preferred stock could have the effect of delaying, deterring or preventing a change in control. Our board of directors has also adopted a "poison pill" rights plan that may further discourage a third party from making a proposal to acquire us. In addition, in connection with the issuance of our preferred stock, the rights of our common stockholders may be limited in certain instances with respect to divided rights, rights on liquidation, winding up and dissolution and certain other matters submitted to a vote of our common stockholders.

      CONTROL BY MANAGEMENT AND EXISTING STOCKHOLDERS. Currently, our executive officers, directors and affiliated entities together beneficially own approximately 55% of the outstanding shares of our Common Stock or equity securities convertible into Common Stock. As a result, these stockholders, acting together, or in the case of our preferred stockholders, in certain instances, as a class, will be able to exercise control over corporate actions requiring stockholder approval, including the election of directors. Such a concentration of ownership may have the effect of delaying or preventing a change in control, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices.

                                 USE OF PROCEEDS

      CollaGenex will not receive any proceeds from the sale of the Shares covered by this Prospectus. While CollaGenex will receive sums upon any exercise of options by the Selling Shareholders, CollaGenex currently has no plans for their application, other than for general corporate purposes. CollaGenex cannot assure you that any of such options will be exercised.

                            THE SELLING SHAREHOLDERS

      The individuals listed below (the "Selling Shareholders") have or will acquire the Shares being registered pursuant to the exercise of options previously granted to them by CollaGenex. The Shares may not be sold or otherwise transferred by the Selling Shareholders unless and until the applicable options are exercised in accordance with their terms.

      The following table sets forth: (i) the name of each Selling  Shareholder;
(ii) his or her position(s), office or other material relationship with CollaGenex and its predecessors or affiliates, over the last three years; (iii) the number of shares of Common Stock owned (or subject to options or convertible securities) by each Selling Shareholder as of the date of this Prospectus and prior to this offering; (iv) the number of shares of Common Stock which may be offered and are being registered for the account of each Selling Shareholder by this Prospectus (all of which have been or may be acquired by the Selling Shareholders pursuant to the exercise of options subject to the appropriate vesting of such options); and (v) the amount of Common Stock to be owned by each such Selling Shareholder if such Selling Shareholder were to sell all of their shares of Common Stock covered by this Prospectus.

      CollaGenex cannot assure you that any of the Selling Shareholders will offer for sale or sell any or all of the Shares offered by them pursuant to this Prospectus.


                                                                    NUMBER OF                          NUMBER OF
                                                                     SHARES/                            SHARES/
                                                                  PERCENTAGE OF                     PERCENTAGE OF
                                                                  COMMON STOCK                       COMMON STOCK
                                                                    PRIOR TO          NUMBER OF       OWNED AFTER
                                                                 OFFERING (BOTH       SHARES OF      THE OFFERING
                                                                  HELD DIRECTLY        COMMON         (BOTH HELD
                                      POSITION WITH                    OR             STOCK TO       DIRECTLY OR
           NAME                         COLLAGENEX                INDIRECTLY)(1)     BE OFFERED     INIDIRECTLY(2)
----------------------------        --------------------         ---------------     ------------   --------------
Brian M. Gallagher                  President, Chief             425,000/4.8%(3)        35,000        390,000/4.4%
                                      Executive Officer
                                      and Director

Robert A. Ashley                    Senior Vice President,       160,100/1.8%(4)        15,000        145,100/1.7%
                                      Commercial
                                      Development

Nancy C. Broadbent                  Chief Financial              136,000/1.6%(5)        15,000        121,000/1.4%
                                      Officer, Treasurer &
                                      Secretary

Douglas C. Gehrig                   Vice President, Sales        106,500/1.2%(6)        40,000         66,500/*

David F. Pfeiffer                   Vice President,              106,000/1.2%(7)        40,000         66,000/*
                                      Marketing

Helmer P.K. Agersborg, Ph.D.        Director                     136,209/1.6%(8)        25,000        111,209/1.3%

Peter Barnett                       Director                      27,000/*(9)           25,000          2,000/*

Robert C. Black                     Director                      25,000(10)            25,000              0/*

James E. Daverman                   Director                   1,053,289/12.1%(11)      25,000      1,028,311/11.8%

Robert J. Easton                    Director                      82,585/*(12)          25,000         57,589/*

Stephen A. Kaplan                   Director                   1,652,950(13)            25,000      1,627,950/*

Stephen W. Ritterbush, Ph.D.        Director                     471,517/5.5%(14)       25,000        446,517/5.2%

Pieter J. Schiller                  Former Director              415,299/4.8%(15)       25,000        390,299/4.5%

Terence W. Winters, Ph.D.           Director                     994,328/11.5%(16)      25,000       969,328/11.3%

Mary Granados                       Director, Professional        29,500/*(17)           5,625         23,875/*
                                      Relations and Dental
                                      Affairs

David Rustum                        Associate Marketing           12,000/*(18)           1,500         10,500/*
                                      Director

----------

*     Less than one-percent.

(1) Applicable percentage of ownership is based on 8,612,891 shares of Common Stock outstanding as of August 31, 1999, plus any Common Stock equivalents or convertible securities held and shares beneficially owned by each such holder as set forth herein.

(2) Assumes that all Shares to be offered, as set forth above, are sold pursuant to this offering and that no other shares of Common Stock are acquired or disposed of by the Selling Shareholders prior to the termination of this offering. Because the Selling Shareholders may sell all, some or none of their Shares or may acquire or dispose of other shares of Common Stock, no reliable estimate can be made of the aggregate number of Shares that will be sold pursuant to this offering or the number or percentage of shares of Common Stock that each Selling Shareholder will own upon completion of this offering.

(3) Includes 300,000 vested and unvested options to purchase shares of Common Stock prior to this Offering.

(4) Includes 131,875 vested and unvested options to purchase shares of Common Stock prior to this Offering.

(5) Includes 111,000 vested and unvested options to purchase shares of Common Stock prior to this Offering. Also includes 1,000 shares of Common Stock held as custodian to minor child.

(6) Includes 105,000 vested and unvested options to purchase shares of Common Stock prior to this Offering.

(7) Includes 105,000 vested and unvested options to purchase shares of Common Stock prior to this Offering.

(8) Includes 47,500 vested and unvested options to purchase shares of Common Stock prior to this Offering.

(9) Includes 25,000 vested and unvested options to purchase shares of Common Stock prior to this Offering.

(10) Includes 25,000 unvested options to purchase shares of Common Stock prior to this Offering.

(11) Includes 25,000 vested and unvested options to purchase shares of Common Stock prior to this Offering and 20,000 shares of Common Stock held by Mr. Daverman. Mr. Daverman is President of Marquette Management Partners, LLC, the general partner of Marquette Venture Partners, L.P. and a general partner of MG II, L.P., the general partner of Marquette Venture Partners II, L.P. ("Marquette") and MVP II Affiliates Fund, L.P. ("MVP II") and, as such, has the power to vote or direct the vote of and to dispose of or direct the disposition of the shares owned by Marquette (which includes 88,382 shares of Common Stock issuable upon the conversion of 9,722 shares of Series D Cumulative Convertible Preferred Stock (the "Preferred Stock") held by Marquette, 1,036 shares of Common Stock issued in payment of dividends on such Preferred Stock and 890,860 shares of Common Stock otherwise held by Marquette) and MVP II (which includes 2,528 shares of Common Stock issuable upon the conversion of 278 shares of Preferred Stock held by MVP II, 30 shares of Common Stock issued in payment of dividends on such Preferred Stock and 25,453 shares of Common Stock otherwise held by MVP II). Mr. Daverman expressly disclaims beneficial ownership of such shares, except as to his proportionate interest in each of Marquette and MVP II.

(12) Includes 25,000 vested and unvested options to purchase shares of Common Stock prior to this Offering. Also includes 18,182 shares of Common Stock issuable upon the conversion of 2,000 shares of Preferred Stock held by Mr. Easton and 214 shares of Common Stock issued in payment of dividends on such Preferred Stock. Also includes 6,400 shares of Common Stock held as trustee for Second Easton Family Charitable Trust and 32,789 shares of Common Stock otherwise held by Mr. Easton.

(13) Includes 25,000 unvested options (the "Options") to purchase shares of Common Stock prior to this Offering. Mr. Kaplan is a Principal of Oaktree Capital Management, LLC ("Oaktree"), which is the general partner of OCM Principal Opportunities Fund, L.P. ("OCM"). Also includes 1,609,091 shares of Common Stock issuable upon the conversion of 177,000 shares of Preferred Stock held by OCM and 18,859 shares of Common Stock issued in payment of dividends on such Preferred Stock. Mr. Kaplan expressly disclaims beneficial ownership of the shares of Preferred Stock and Common Stock held by OCM and, based upon certain contractual arrangements with Oaktree with respect to the disposition and control of the Common Stock underlying the Options, the shares of Common Stock underlying the Options, except to the extent of any indirect pecuniary interest therein.

(14) Includes 25,000 vested and unvested options to purchase shares of Common Stock prior to this Offering. Dr. Ritterbush is a general partner of Fairfax Partners/The Venture Fund of Washington, L.P. and, as such, has the power to vote or direct the vote of and to dispose of or direct the disposition of the shares owned by Fairfax Partners/The Venture Fund of Washington, L.P. (446,517 shares of Common Stock). Dr. Ritterbush expressly disclaims beneficial ownership of such shares, except as to his proportionate interest in Fairfax Partners/The Venture Fund of Washington, L.P.

(15) Includes 25,000 vested and unvested options to purchase shares of Common Stock prior to this Offering. Mr. Schiller resigned from the Company's
      Board of Directors effective July 12, 1999. Mr. Schiller is a general partner of Advanced Technology Ventures III, L.P. and, as such, has the power to vote or direct the vote of and to dispose of or direct the disposition of the shares owned by Advanced Technology Ventures III, L.P. (390,299 shares of Common Stock). Mr. Schiller expressly disclaims beneficial ownership of such shares, except as to his proportionate interest in Advanced Technology Ventures III, L.P.

(16) Includes 25,000 vested and unvested options to purchase shares of Common Stock prior to this Offering. Dr. Winters is a general partner of Columbine Venture Fund II, L.P. and, as such, has the power to vote or direct the vote of and to dispose of or direct the disposition of the shares owned by Columbine Venture Fund II, L.P. (969,328 shares of Common Stock). Dr. Winters expressly disclaims beneficial ownership of such shares, except as to his proportionate interest in Columbine Venture Fund II, L.P.

(17) Includes 23,875 vested and unvested options to purchase shares of Common Stock prior to this Offering.

(18) Includes 8,000 vested and unvested options to purchase shares of Common Stock prior to this Offering.

                              PLAN OF DISTRIBUTION

      The Selling Shareholders have not advised CollaGenex of any specific plan for the sale or distribution of the Shares. If and when they occur, such sales may be made in any of the following manners:

            o On the Nasdaq National Market (or through the facilities of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the Shares are then listed, admitted to unlisted trading privileges or included for quotation);

            o     In public or privately negotiated transactions;

            o     In transactions involving principals or brokers;

            o     In a combination of such methods of sale; or

            o     Any other lawful methods.

      Although sales of the Shares are, in general, expected to be made at market prices prevailing at the time of sale, the Shares may also be sold at prices related to such prevailing market prices or at negotiated prices, which may differ considerably.

      When offering the Shares covered by this Prospectus, each of the Selling Shareholders and any broker-dealers who sell the Shares for the Selling Shareholders may be "underwriters" within the meaning of the Securities Act, and any profits realized by such Selling Shareholders and the compensation of such broker-dealers may be underwriting discounts and commissions.

      Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the Shares may be listed, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the Shares covered by this Prospectus, either as agents for others or as principals for their own accounts, and reselling such Shares pursuant to this Prospectus. The Selling Shareholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts, any or all of which might be in excess of customary amounts.

      Each of the Selling Shareholders is acting independently of CollaGenex in making decisions with respect to the timing, manner and size of each sale of Shares. CollaGenex has not been advised of any definitive selling arrangement at the date of this Prospectus between any Selling Shareholder and any broker-dealer or agent.

      To the extent required, the names of any agents, broker-dealers or underwriters and applicable commissions, concessions, allowances or discounts, and any other required information with respect to any particular offer of the Shares by the Selling Shareholders, will be set forth in a Prospectus Supplement.

      The expenses of preparing and filing this Prospectus and the related Registration Statement with the SEC will be paid entirely by CollaGenex. Shares of Common Stock covered by this Prospectus also may qualify to be sold pursuant to Rule 144 under the Securities Act, rather than pursuant to this Prospectus. The Selling Shareholders have been advised that they are subject to the applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including without limitation, Rule 10b-5 thereunder.

      Neither CollaGenex nor the Selling Shareholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the Selling Shareholders on account of their sales of the Shares from time to time.

                                  LEGAL MATTERS

      The validity of the shares of Common Stock offered hereby will be passed upon for CollaGenex by Buchanan Ingersoll Professional Corporation, 500 College Road East, Princeton, New Jersey 08540.

                                     EXPERTS

      The consolidated financial statements and schedule of CollaGenex Pharmaceuticals, Inc. as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      INFORMATION INCORPORATED BY REFERENCE

      The SEC allows CollaGenex to "incorporate by reference" the information CollaGenex files with the SEC, which means that CollaGenex can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that CollaGenex files later with the SEC will automatically update and supersede this information. CollaGenex incorporates by reference the documents listed below and any future filings made by CollaGenex with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the filing of a post-effective amendment to this Prospectus which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold:

            o CollaGenex's Annual Report on Form 10-K for the year ended December 31, 1998 filed with the SEC on March 29, 1999;

            o All other reports filed by CollaGenex pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1998; and

            o The description of CollaGenex's Common Stock, $.01 par value, which is contained in CollaGenex's Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act in the form declared effective by the SEC on June 20, 1996, including any subsequent amendments or reports filed for the purpose of updating such description.

      CollaGenex will provide to any person, including any beneficial owner of its securities, to whom this Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus. You may make such requests at no cost to you by writing or telephoning CollaGenex at the following address or number:

            CollaGenex Pharmaceuticals, Inc.
            41 University Drive
            Newtown, Pennsylvania 18940
            Attention:  Chief Financial Officer
            Telephone:  (215) 579-7388

      You should rely only on the information incorporated by reference or provided in this Prospectus or any Prospectus Supplement. CollaGenex has not authorized anyone else to provide you with different information. CollaGenex is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date on the front of those documents.

                       WHERE YOU CAN FIND MORE INFORMATION

      CollaGenex files annual, quarterly and special reports, proxy statements and other information with the SEC. CollaGenex's SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy, at prescribed rates, any document CollaGenex files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the SEC's Public Reference Room.

      CollaGenex has filed with the SEC a Registration Statement on Form S-8 under the Securities Act with respect to the Shares offered hereby. This Prospectus, which constitutes a part of that registration statement, does not contain all the information contained in the registration statement and its exhibits. For further information with respect to CollaGenex and the Shares, you should consult the registration statement and its exhibits. Statements contained in this Prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

      Article IX of CollaGenex's By-laws specifies that CollaGenex shall indemnify its directors, officers, employees and agents because he or she was or is a director, officer, employee or agent of the Corporation or was or is serving at the request of the Corporation as a director, officer, employee or agent of another entity to the full extent that such right of indemnity is permitted by the laws of the State of Delaware. This provision of the By-laws is deemed to be a contract between CollaGenex and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the capital stock of CollaGenex, and, in certain circumstances, 66 2/3% of the voting power of all outstanding shares of the Series D Cumulative Convertible Preferred Stock of the Company, is required to adopt, amend or repeal such provision of the By-laws.

      CollaGenex has executed indemnification agreements with each of its officers and directors pursuant to which CollaGenex has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of CollaGenex.

      Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director's fiduciary duty of care. This Section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, or from any transaction in which the director derived an improper personal benefit. This Section also will have no effect on claims arising under the federal securities laws.

      CollaGenex's Amended and Restated Certificate of Incorporation limits the liability of its directors as authorized by Section 102(b)(7). The affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of the capital stock of CollaGenex, and, in certain circumstances, 66 2/3% of the voting power of all outstanding shares of the Series D Cumulative Convertible Preferred Stock of the Company, is required to amend such provisions.

      CollaGenex has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of CollaGenex (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling CollaGenex pursuant to the foregoing provisions, or otherwise, CollaGenex has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

      The contents of the Company's Registration Statement on Form S-8 (Reg. No. 333-31229) filed with the SEC on July 14, 1997 are incorporated herein by reference.


ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

      The  issuance  of the  Shares  being  offered  by  the  Form  S-3  reoffer
Prospectus were deemed exempt from registration under the Securities Act in reliance upon either Section 4(2) of the Securities Act as transactions not involving any public offering or Rule 701 under the Securities Act as transactions made pursuant to a written compensatory plan or pursuant to a written contract relating to compensation.

ITEM 8.    EXHIBITS.

  Exhibit Number                            Description
  --------------      ----------------------------------------------------------

       5.1            Opinion of Buchanan Ingersoll Professional Corporation.

      23.1            Consent of KPMG LLP.

      23.2 Consent of Buchanan Ingersoll Professional Corporation (contained in the opinion filed as Exhibit 5.1).

      24 Power of Attorney (contained on the signature page of this Registration Statement).

ITEM 9.    UNDERTAKINGS.

      a.    CollaGenex hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii) To include any material  information  with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by CollaGenex pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the
Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newtown, State of Pennsylvania on this 8th day of October, 1999.

                                    COLLAGENEX PHARMACEUTICALS, INC.



                                    By:  /s/  Brian M. Gallagher, Ph.D.
                                         ------------------------------
                                         Brian M. Gallagher, Ph.D.
                                         President and Chief Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Brian M. Gallagher, Ph.D. and Nancy C. Broadbent, and each of them, true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                          Title                    Date

/s/ Brian M. Gallagher, Ph.D.      President, Chief Executive    October 8, 1999
-------------------------------    Officer and Director
Brian M. Gallagher, Ph.D.          (Principal Executive Officer)


/s/ Nancy C. Broadbent             Chief Financial Officer,      October 8, 1999
-------------------------------    Treasurer and Secretary
Nancy C. Broadbent                 (Principal Financial and
                                   Accounting Officer)


/s/ Helmer P.K. Agersborg, Ph.D.   Chairman of the Board and     October 8, 1999
--------------------------------   Director
Helmer P.K. Agersborg, Ph.D.


/s/ Peter Barnett                  Director                      October 8, 1999
--------------------------------
Peter Barnett


/s/ Robert C. Black                Director                      October 8, 1999
--------------------------------
Robert C. Black


/s/ James E. Daverman              Director                      October 8, 1999
--------------------------------
James E. Daverman


/s/ Robert J. Easton               Director                      October 8, 1999
--------------------------------
Robert J. Easton


/s/ Stephen A. Kaplan              Director                      October 8, 1999
--------------------------------
Stephen A. Kaplan


/s/ Stephen W. Ritterbush, Ph.D.   Director                      October 8, 1999
--------------------------------
Stephen W. Ritterbush, Ph.D.


/s/ Terence E. Winters, Ph.D.      Director                      October 8, 1999
--------------------------------
Terence E. Winters, Ph.D.

                                  EXHIBIT INDEX


  Exhibit Number                            Description
  --------------      ----------------------------------------------------------

       5.1            Opinion of Buchanan Ingersoll Professional Corporation.

      23.1            Consent of KPMG LLP.

      23.2 Consent of Buchanan Ingersoll Professional Corporation (contained in the opinion filed as Exhibit 5.1).

      24 Power of Attorney (contained on the signature page of this Registration Statement).